Exhibit 15.1

Schedule I – Condensed Financial Information of Registrant

CONDENSED STATEMENT OF INCOME AND COMPREHENSIVE INCOME

	Year ended December 31,
(in thousands of U.S. dollars)	2021	2020	2019
Total revenues	$—	—	$—
OPERATING EXPENSES
Administrative expenses	(7,530)	(6,279)	(6,473)
Equity in earnings of subsidiaries	45,794	64,296	60,315
Equity in earnings (losses) of joint ventures	25,836	6,420	6,078
Interest income	12,382	15,983	11,205
Interest expense	(16,359)	(17,139)	(18,242)
Other items, net	(128)	(136)	(142)
Net income (loss)	59,995	63,145	52,741
Share of subsidiaries unrealized gains (losses) on cash flow hedges	13,879	(11,367)	(12,217)
Share of subsidiaries income tax benefit (expense)	(187)	(262)	(389)
Share of joint ventures' unrealized gains (losses) on cash flow hedges	181	—	—
Comprehensive income (loss)	$73,868	51,516	$40,135

See accompanying notes to condensed financial statements.

CONDENSED BALANCE SHEETS

	As of December 31,
(in thousands of U.S. dollars)	2021	2020
ASSETS
Current assets
Cash and cash equivalents	$18,459	$2,058
Current portion of long-term loans to subsidiaries	31,547	26,717
Promissory not from subsidiaries	123,248	123,248
Prepaid expenses and other receivables	410	1,097
Total current assets	173,664	153,120
Long-term assets
Accumulated earnings of joint ventures	35,708	9,690
Loans to subsidiaries	212,980	237,489
Investments in subsidiaries	457,097	455,582
Total long-term assets	705,785	702,761
Total assets	$879,449	$855,881
LIABILITIES AND PARTNER'S CAPITAL
Current liabilities
Current portion of long-term debt	$25,597	$25,597
Trade payables	374	86
Amounts due to owners and affiliates	717	732
Derivative instruments	3,900	4,699
Accrued liabilities and other payables	2,805	2,860
Total current liabilities	33,393	33,974
Long-term liabilities
Long-term debt	284,101	294,032
Loans and promissory notes due to owners and affiliates	24,942	18,465
Derivative instruments	6,493	16,095
Total long-term liabilities	315,536	328,592
Total liabilities	348,929	362,566
Total partner's capital	530,520	493,315
Total liabilities and partners' capital	$879,449	$855,881

See accompanying notes to condensed financial statements.

CONDENSED STATEMENT OF CASH FLOW

	Year ended December 31,
(in thousands of U.S. dollars)	2021	2020	2019
Net cash provided by operating activites	$38,766	48,656	$33,130

INVESTING ACTIVITES
Long-term loan due from subsidiares	19,679	22,027	(286,233)
Net cash provided by (used in) investing activites	19,679	22,027	(286,233)

FINANCING ACTIVITES
Net proceeds from issuance of Series A Preferred Units	8,318	3,174	13,065
Net proceeds from issuance of common units	818	—	1,029
Proceeds from long-term debt	14,750	—	368,300
Proceeds from loans and promissory notes due to owners and affiliates	6,000	21,750	3,500
Repayment of long-term debt	(25,597)	(25,597)	(19,198)
Repayment of debt issuance cost	—	—	(5,797)
Repayment of amounts due to owners and affiliates	—	—	(34,000)
Repayment of indemnifications received from Höegh LNG	—	—	(64)
Cash distributions to limited partners	(46,333)	(74,886)	(73,804)
Net cash provided by (used in) financing activites	(42,044)	(75,559)	253,031

Increase (decrease) in cash, cash equivalents and restricted cash	16,401	(4,876)	(72)
Cash, cash equivalents and restricted cash, beginning of period	2,058	6,934	7,006
Cash, cash equivalents and restricted cash, end of period	$18,459	2,058	$6,934

See accompanying notes to condensed financial statements.

1. Basis of presentation

Höegh LNG Partners LP – the Parent company is a Marshall Islands limited partnership formed on April 28, 2014.

In the parent-only financial statements, the investment in subsidiaries and investment in joint ventures are stated at cost plus equity in undistributed earnings of subsidiaries and accumulated earnings in joint ventures since the date of acquisition and the closing of the initial public offering of Höegh LNG Partners LP (the “Partnership”) on August 12, 2014. The Partnership’s share of net income of its unconsolidated subsidiaries and joint ventures is included in the condensed income statement using the equity method. The Parent company’s financial statements should be read in conjunction with the Partnership’s consolidated financial statements contained elsewhere in the Partnership’s Report on Form 20-F for the year ended December 31, 2021.

2. Dividends

A cash dividend of $47.4 million, $55.8 million and $42.4 million was paid to the Parent company from its consolidated subsidiaries for the years ended December 31, 2021, 2020 and 2019, respectively.

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